EXHIBIT (5) & (23)

                        SIDLEY AUSTIN BROWN & WOOD LLP

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                                                             April 12, 2005



Merrill Lynch & Co., Inc.
4 World Financial Center
New York, New York 10080

Ladies and Gentlemen:

         As your counsel, we have examined a copy of the Restated Certificate of Incorporation, as amended, of Merrill Lynch & Co., Inc. (hereinafter called the "Company"), certified by the Secretary of State of the State of Delaware. We are familiar with the corporate proceedings had in connection with the proposed issuance and sale by the Company to the Underwriters named in the Terms Agreement referred to below, pursuant to an Underwriting Agreement, dated December 3, 2004 (the "Underwriting Agreement"), between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), as supplemented by the Terms Agreement, dated April 6, 2005 (the "Terms Agreement"), among the Company, MLPF&S and Morgan Stanley & Co. Incorporated, of the Company's 6.75% Mandatorily Exchangeable Securities due October 15, 2007, Mandatorily Exchangeable for Shares of Class A Common Stock of Nuveen Investments, Inc. (the "Securities") in an amount equal to


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$275,060,000 aggregate principal amount of the Securities. We have also examined a copy of the Indenture between the Company and JPMorgan Chase Bank, N.A. as Trustee, dated as of April 1, 1983, as amended (the "Indenture"), and the Company's Registration Statement on Form S-3 (File No. 333-122639) relating to the Securities (the "Registration Statement").

         Based upon the foregoing and upon such further investigation as we deemed relevant in the premises, we are of the opinion that:

         1. The Company has been duly incorporated under the laws of the State of Delaware.

         2. The Securities have been duly and validly authorized by the Company and when the Securities have been duly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor as set forth in the Underwriting Agreement, as supplemented by the Terms Agreement, the Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors' generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to the Current Report of the Company on Form 8-K dated April 12, 2005. We also consent to the use of our name under the caption "United States Federal Income Taxation" in the prospectus supplement related to the offering of the Securities.

                                            Very truly yours,


                                            \s\ Sidley Austin Brown & Wood LLP